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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

ADVANCED VIRAL RESEARCH CORP.
(Name of Issuer)
Common Shares
(Title of Class of Securities)
007928104
(CUSIP Number)
December 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Page 1 of 5 Pages

CUSIP No.	007928104	Page 2 of 5 Pages

1	NAMES OF REPORTING PERSONS: James F. Dicke II

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	The United States of America

	5	SOLE VOTING POWER:

NUMBER OF		81,417,086

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		81,417,086

WITH:	8	SHARED DISPOSITIVE POWER:

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	81,417,086

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	11.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	007928104	Page 3 of 5 Pages

Item 1.

	(a)	Name of Issuer:

Advanced Viral Research Corp.

	(b)	Address of Issuer's Principal Executive Offices:

200 Corporate Boulevard South
Yonkers, New York 10107

Item 2.

	(a)	Name of Person Filing:

James F. Dicke II

	(b)	Address of Principal Business Office:

c/o Crown Equipment Corporation
44 South Washington Street
New Bremen, Ohio 45869

	(c)	Citizenship:

The United States of America

	(d)	Title of Class of Securities:

Common Shares

	(e)	CUSIP Number:

007928104

Item 3.	Rules 13d-1(b) or 13d-2(b) or (c) Statement.

Not applicable.

Item 4.	Ownership.

	(a)	Amount Beneficially Owned:

81,417,086

CUSIP No.	007928104	Page 4 of 5 Pages

(b) Percent of Class:

11.5%

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote:

81,417,086

(ii) shared power to vote or to direct the vote:

None.

(iii) sole power to dispose or to direct the disposition of:

81,417,086

(iv) shared power to dispose or to direct the disposition of:

None.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

CUSIP No.	007928104	Page 5 of 5 Pages

Item 8.	Identification and Classification of Members of the Group.

In lieu of filing an exhibit to this Schedule 13G providing the identification and classification of the members of the group, such information is provided below.

Name: James F. Dicke III
Classification: IN

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.
     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
Signature.
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 14, 2006

JAMES F. DICKE II
By	/s/ J. Michael Herr
J. Michael Herr
Attorney-in-fact for James F. Dicke II pursuant to Power of Attorney